Exhibit 99.2

Dollar General Corporation Announces Chief Executive Officer Richard W. Dreiling Has Been Appointed Chairman of the Board

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--December 3, 2008--Dollar General Corporation announced today that the Board of Directors has appointed Richard W. Dreiling to Chairman of the Board, effective immediately. Mr. Dreiling will continue his role as Chief Executive Officer, a position he assumed in January 2008.

“We are delighted to announce the appointment of Rick Dreiling as Chairman of the Board of Dollar General,” stated Mike Calbert, head of the retail industry team at KKR, which acquired Dollar General in July 2007, and a member of Dollar General’s Board of Directors. “During the past year, Rick has exceeded our expectations as Chief Executive of Dollar General. He has done a tremendous job implementing new and effective operating strategies, unifying employees across the entire organization, and improving operating results. We are confident in Rick’s ability to drive the Company forward and are pleased that he has agreed to take on this additional responsibility. We look forward to continued success and industry-leading results under his leadership.”

Mr. Dreiling added, "I am very proud to be a part of this exciting period in Dollar General’s history and am honored to be Chairman of this great company. Our success thus far is a result of the efforts of the executive management team and the entire Dollar General organization. I look forward to continuing to work with such a great team to bolster Dollar General’s position as one of the nation’s leading discount retailers.”

About Dollar General Corporation

Dollar General is the largest discount retailer in the United States by number of stores with more than 8,300 neighborhood stores located in 35 states. Dollar General helps shoppers Save Time. Save Money. Every Day.® by offering quality private label and national branded items that are frequently used and replenished such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at everyday low prices in convenient neighborhood stores. Dollar General is among the largest retailers of top-quality products made by America’s most trusted manufacturers such as Procter & Gamble, Kimberly Clark, Unilever, Kellogg’s, General Mills, Nabisco, and Fruit of the Loom. The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

CONTACT:
Dollar General Corporation
Investor Contact:
Emma Jo Kauffman, 615-855-5525
or
Media Contact:
Tawn Earnest, 615-855-5209